EXHIBIT 99.01
FOR IMMEDIATE RELEASE:  December 8, 1999

CONTACT:             Paul Renfrow    (405) 553-3287
FINANCIAL CONTACT:   Jim Hatfield    (405) 553-3984

OG&E WITHDRAWS PERFORMANCE BASED INCENTIVE PLAN;
CITES OCC STAFF'S VIEW: NO NEED TO CHANGE OG&E FINANCIAL POSITION

     OKLAHOMA CITY -- OGE Energy Corp. (NYSE: OGE) announced that its largest subsidiary, Oklahoma Gas and Electric Company, has withdrawn the company's Performance Based Incentive Plan.

     If adopted, the plan, filed with the Oklahoma Corporation Commission in July, would have saved OG&E's Oklahoma ratepayers approximately $83 million during a 30-month transition to electric utility deregulation. The Performance Based rate plan was the first of its kind to be filed in Oklahoma and among the first in the nation.

     OG&E decided to withdraw its proposal after several days of settlement discussions with the OCC staff, the Oklahoma Attorney General's office and other intervenors failed to produce an agreement. OG&E decided not to proceed with the case, which was set for hearing Wednesday, Dec. 8, after it became apparent the company was being asked to bear too many risks without enough opportunity for reward.

     "We were pleased that the Corporation Commission staff, in its responsive testimony to our plan, indicated there is no need for further review of the company's current rates," said James R. Hatfield, OGE Energy senior vice president and CFO. "We were disappointed, however, that we couldn't reach agreement on this innovative new plan."